Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – February 11, 2016

Auburn National Bancorporation, Inc. Appoints Two New Directors

AUBURN, Alabama – Auburn National Bancorporation, Inc. (the “Company”) (Nasdaq: AUBN), the parent company of AuburnBank (the “Bank”), announced that Amy Murphy, CPA, and Dr. Patricia Wade Williams, M.D. (known professionally and herein as “Dr. Wade”), were appointed on February 9, 2016 to the Board of Directors for both the Company and the Bank.

“We are delighted to have Ms. Murphy and Dr. Wade join our team of Directors,” said E. L. Spencer, Jr., President, CEO, and Chairman of the Company. “They both bring valuable experience to our Board.”

Ms. Murphy currently serves as Director of Graduate and Online Programs, in the School of Accountancy at Auburn University. She received her B.S. in Business Administration with a major in Accounting from Auburn University and also completed her Master of Accountancy at Auburn University.

“Ms. Murphy’s extensive experience in banking, auditing, and teaching provide her with the necessary skill sets that will allow her to make contributions to the growth and success of the Company and the Bank,” stated E. L. Spencer, Jr.

Dr. Wade is a graduate of Tougaloo College in Jackson, Mississippi with a B.S. in Chemistry. She also completed her Masters Degree in Molecular Biophysics and Biochemistry from Yale University and received her medical degree from the University of Cincinnati, College of Medicine in Cincinnati, Ohio. She currently serves as an Internist with Auburn Cardiovascular, P.C. in Auburn, AL.

“Dr. Wade’s lifelong pursuit of providing quality healthcare for citizens in our community along with her caring personality make her uniquely qualified to assist the Company and the Bank with continuing its commitment to meeting the financial needs of the communities we serve,” stated E. L. Spencer, Jr.

Dr. Wade and her husband are the proud parents of three children and reside in Auburn.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $817 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. In-store branches are located in the Kroger and Walmart SuperCenter stores in Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.